EXHIBIT 99.02

Pazoo Wholly Owned Subsidiary, Harris Lee, LLC. Signs Definitive Agreement to be the Exclusive Marijuana Testing Laboratory in the State of Oregon for Steep Hill Labs, Inc.

WHIPPANY, N.J., March 11, 2015 (GLOBE NEWSWIRE) -- Pazoo, Inc. (OTCQB:PZOO) (German WKN#:A1J3DK) is pleased to report that wholly owned Subsidiary, Harris Lee, LLC., a company created to open and operate best-in-class marijuana testing labs throughout the USA has entered into a License Agreement with Steep Hill Labs, Inc. This agreement makes Harris Lee the exclusive Marijuana testing lab for Steep Hill Labs, Inc. in the state of Oregon.

Steep Hill Labs, Inc. is the unquestioned world-wide leader in marijuana testing and research. Harris Lee paid a license fee to Steep Hill Labs, Inc. for the exclusive rights and then will pay a royalty fee for each test conducted in the Oregon Laboratory once up and operational. As part of this agreement Harris Lee has also obtained the right of first refusal to become the exclusive testing lab for Steep Hill Labs, Inc. in other states.

Pazoo Co-CEO David Cunic stated, "We are very excited about how well Harris Lee is positioned. Oregon is just the first of many states we plan to move into and set up marijuana testing labs. It is everyone's goal to be up and operational in the month of July 2015."

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website. www.pazoo.com is a health and wellness online portal with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

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